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                                                                    EXHIBIT 10.9


                             TAX SHARING AGREEMENT

                           dated as of July 17, 1996

                                  by and among

                           National City Corporation

                                      and

                           National Processing, Inc.

                                      and

                          its Affiliated Corporations


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TAX SHARING AGREEMENT

This tax sharing agreement, dated as of July 17, 1996 (this "Agreement"), is made and entered into by and among National City Corporation (NCC) as common parent and National Processing, Inc. and its affiliated corporations (NPC).

RECITALS

A. Each party hereto consents to the filing of a consolidated return for the group beginning with its first taxable year.

B. Certain state and local combined or unitary income or franchise tax returns will be filed for various members or for the group; and

C. The parties hereto wish to provide for the sharing of the federal income tax liability and the state and local income and franchise tax liabilities relating to such consolidated, combined, or unitary returns.

Now, therefore, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

      1. DEFINITIONS-In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

            a.    "Affiliated Group" has the meaning attributed to that term in
                  Section 1504 (a) of the Code.

            b. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            c. "Common Parent" has the meaning of that term as it is used in the Consolidated Return Regulations and initially means NCC and thereafter any other corporation that replaces NCC (or any such other corporation) as successor common parent of the affiliated group.

            d. "Completion" for any taxable year of the group, means the date on which the consolidated return of the group for such taxable year is completed.

            e. "Consolidated Return" for any taxable year of the group, means a consolidated U.S. corporation income tax return filed pursuant to Section 1501 of the Code by the common parent for such taxable year.

            f. "Consolidated Return Regulations" means income tax regulations sections 1.1502-1 through 1.1502-100 (26 C.F.R.), as amended from time to time.



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            g.    "Consolidated Tax Liability" means the consolidated U.S.
                  corporation income tax liability of the Group for any taxable year for which the Group files a consolidated return.

            h. "Consolidated Taxable Income", for any taxable year of the group, means the consolidated U.S. corporation taxable income of the group for such taxable year, determined in the manner provided in the Code and in the consolidated return regulations.

            i.    "Effective Date" means July 17, 1996.

            j. "Former Member", as of any given date, means any corporation (including any successor in interest to such corporation) which as of such date is not a member of the Group, but which at any time during one or more taxable years of the Group was a member; provided, however, that no member that ceases to exist as a member hereunder solely as a result of a transaction to which Section 381 of the Code applies will for purposes of this agreement be considered to be a former member if the surviving or resulting corporation to such transaction is a member of the group.

            k. "Group", as of any particular date, means the common parent and each member of the affiliated group which is an includible corporation as of such date.

            l. "Includible Corporation" has the meaning attributed to that term in Section 1504 (b) of the Code.

            m. "Income Tax Regulations" means the regulations (26 C.F.R.), as amended from time to time, promulgated pursuant to the Code.

            n.    "IRS" means the Internal Revenue Service.

            o. "Loss Item", in the case of any member, for any taxable year of the group means such member's excess credits against federal income tax, net operating loss, or net capital loss for such taxable year which result from the determination of such member's separate return tax liability for such taxable year.

            p. "Member", for any taxable year of the group, means any corporation (or any predecessor or successor in interest to such corporation under Section 381 of the Code which was or is an includible corporation) which at any time during such taxable year is an includible corporation that is included in the affiliated group and includes any such corporation which at any time during such taxable year is the common parent.

            q. "Separate Return Tax Liability", in the case of any member, for any taxable year of the group means the liability of such member hereunder for federal income tax for such taxable year computed as if such member had filed a separate federal income tax return for such taxable year and for all prior taxable years or periods and


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                  subsequent taxable years, after taking into account all
                  carryovers and carrybacks of losses and credits as if such member had filed a separate federal income tax return for all such taxable years or periods, except that, in making such computation for any such taxable year, such liability will be determined:

                  xix. on the basis of the highest rate of corporate tax in effect for such taxable year under Section 11 of the Code (and, if applicable, Section 15 of the Code), as though such rate were the only income tax rate in effect for such taxable year;

                  xx. on the assumption that the "exemption amount" specified in Section 55 of the Code which is applicable to such member for such taxable year is zero;

                  xxi.  on the further assumption that the amount specified in
                        Section 59A (a) (2) of the Code which is applicable to such member for such taxable year is zero.

            r. "Separate Return Year" means a taxable year of a member for which it filed or files a separate return or for which it joined or joins in the filing of a consolidated return by another group.

            s. "Taxable Year" means any (i) period of 12 consecutive months or (ii) period of less than 12 consecutive months, for which a consolidated return is or will be filed by the group.

2. ALLOCATION OF CONSOLIDATED TAX LIABILITY FOR PURPOSES OF DETERMINING EARNING AND PROFITS-The consolidated tax liability of the group for each taxable year of the group will, for purposes of determining the earnings and profits of each member, be allocated among the members in accordance with the methods prescribed in Section 1.1552-1 (a) (2) of the income tax regulations and section 1.1502-33 (d) (2) (ii) of the consolidated return regulations. The fixed percentage to be used for purposes of Section 1.1502-33 (d) (2) (ii) of the consolidated return regulations will be 100 percent.

3. PAYMENTS BY MEMBERS OF SEPARATE RETURN TAX LIABILITY -- For each taxable year of the group, each member will make the payments specified in this
      Section 3 at the time or times and in the manner herein provided:

      a. In the case of any such member whose estimated separate return tax liability for such taxable year is greater than zero, such member will make quarterly payments to the Common Parent of its estimated separate return tax liability for such taxable year. The amount of each such quarterly payment will be determined by such member, and such determination will be made no later than ten days prior to the date on which payment of the respective quarterly estimate of the group's consolidated tax liability for such taxable year must be made to the IRS. The amount of each such quarterly payment determined by such member will equal the amount which such member would be required under Section 6655 (d)(2) of the Code (or under any successor section of the Code) to pay to the IRS for such quarter were such member to make installment payments of its estimated separate return tax liability for such


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            taxable year in accordance with the provisions of such section. NCC can require additional payments if the separate return tax liability is estimated to be greater than the amount required to be paid pursuant to this Section 3 (a).

      b. If the actual separate return tax liability of any such member for such taxable year exceeds the total estimated payments, if any, which such member made pursuant to Section 3 (a) for such taxable year, such member will pay an amount equal to the difference between its actual separate return tax liability for such taxable year and the sum of the estimated payments, if any, that such member made pursuant to Section 3(a) for such taxable year.

      c. In the case of any member, each of the quarterly payments required to be made by such member pursuant to Section 3 (a) will be made in the manner provided in Section 6 (a) on or before the due date for the payment of the respective quarterly estimate of the group's consolidated tax liability for such taxable year. Any amount required to be paid by such member for such taxable year pursuant to
            Section 3 (b) will be paid by such member in the manner provided in
            Section 6 (a), as follows: (A) on the fourteenth day of the third month after the end of such taxable year such member will pay an amount equal to such member's best estimate, as determined by such member, of the amount, if any, that such member owes pursuant to
            Section 3 (b) for such taxable year, and (B) on the thirtieth day after completion for such taxable year an amount equal to the difference, if any, between (x) the amount determined for such taxable year as the amount payable by such member pursuant to
            Section 3 (b) for such taxable year and (y) the amount, if any, paid by such member for such taxable year pursuant to clause (A) above, together with interest thereon on such amount at the rate specified in Section 6 (b) from the date on which the payment referred to in clause (A) above was made to such thirtieth day following completion.

4.    PAYMENTS TO MEMBERS

      a.    For each taxable year of the group, the payments specified in this
            Section 4 will, if applicable, be made to each member at the time or times and in the manner herein provided.

            i. If the payments made by any such member pursuant to Section 3(a) of its estimated separate return tax liability for such taxable year exceed its actual separate return tax liability for such taxable year, such member will be paid an amount equal to the difference between (A) the payments that such member made pursuant to Section 3(a) for such taxable year and
                  (B) the amount of its actual separate return tax liability for such taxable year.

            ii. If any member for a taxable year has a loss item that such member on a separate return tax basis would be entitled under the applicable provisions of the Code to carry back to a prior taxable year or taxable years, such member will be paid an amount equal to the refund in federal income tax that such member would have received if it had filed a separate federal income tax return for such prior taxable year or taxable years. A member will not be entitled to receive any payment pursuant to this Section 4 (a) (ii), with respect to a loss item to the extent such loss item is eligible to be carried back by such member to a separate return year.



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      b.    In the case of any member, any payment that such member may be entitled to received for such taxable year pursuant to Section 4 (a)
            (i) or Section 4 (a) (ii) will be paid to such member in the manner provided in Section 6 (a) on or before the later of (i) the fifteenth day of the third month after the end of such taxable year or (ii) 30 calendar days after the filing of the consolidated return.

      c. Any member that receives a payment pursuant to Section 4 (b) on account of a loss item, as provided in Section 4 (a) (ii), will repay such payment in the event such member ceases (other than as a result of a transaction to which Section 381 of the Code applies and in which the surviving or resulting corporation is also a member) to be a member before the common parent has utilized in full such loss item in determining the group's consolidated taxable income or consolidated tax liability for any taxable year or taxable years of the group. If, as of the end of the last taxable year of the group in which such member is a member, the common parent will have partially utilized such loss item in determining the group's consolidated taxable income or consolidated tax liability for any taxable year or taxable years of the group, such former member will repay a proportionate part of such payment, determined by multiplying the amount of such payment by a fraction, the numerator of which will be equal to the amount of such loss item which the common parent has not so utilized and the denominator of which will be equal to the aggregate amount of such loss item. For purposes of the two preceding sentences, the extent, if any, to which any such loss items has been utilized by the common parent in determining the group's consolidated taxable income or consolidated tax liability for the taxable year or taxable years of the group referred to in such sentences will be determined in accordance with the provisions of Section 1.1502-79 of the consolidated return regulations. Any payment due from a former member pursuant to this Section 4 (c) will be made in the manner provided in Section 6 (a) by such former member within 15 days of the date on which such former member receives written notice of the amount payable by such former member pursuant to this Section 4 (c).

5.    ADDITIONAL OBLIGATIONS OF MEMBERS

      a.    If:

            i. a member generates for any taxable year a loss item which such member is unable in whole or in part to carry back pursuant to
                  Section 4 (a) (ii);

            ii. is able subsequently to utilize (to the extent not so carried back) all or any part of such loss item in determining for any subsequent taxable year or taxable years its separate return tax liability for such taxable year or taxable years; and

            iii. ceases for any reason (other than as a result of a transaction to which Section 381 of the Code applies and in which the surviving or resulting corporation is also a member) to be a member before the common parent has been able to utilize in full the amount of such loss item (to the extent not so carried back), so utilized by such member, in determining the group's consolidated taxable income or consolidated tax liability for any taxable year or taxable years of the group, then, in such event, such


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                  member or former member will with respect to such loss item pay as herein provided an amount equal to the amount determined pursuant to Section 5 (c).

      b.    If.

            i. in the case of any member, such member in determining its separate return tax liability for a taxable year utilizes (A) any loss or credit carryover which did not arise in a taxable year or (B) any deduction the utilization of which by the common parent for any taxable year is subject to Section 1.1502-15 of the consolidated return regulations; and

            ii. before the common parent has been able to utilize in full the amount of such loss or credit carryover or deduction, so utilized by such member, in determining for any taxable year or taxable years the consolidated taxable income or consolidated tax liability of the group either (A) such member ceases for any reason (other than as a result of a transaction to which Section 381 of the Code applies and in which the surviving or resulting corporation is also a member) to be a member of the group or (B) all or any part of such loss or credit carryover or deduction expires under the provisions of the Code, then, in such event, such member or former member will with respect to such loss or credit carryover or deduction pay as herein provided an amount equal to the amount determined pursuant to Section 5 (d).

      c. If Section 5 (a) is applicable to a member or a former member, such member or former member will pay in the manner provided in Section 5
            (d) an amount equal to the difference between (i) the separate return tax liability of such member for the taxable year or taxable years involved computed without regard to the loss item, credit, or deduction referred to in Sections 5 (a) minus the separate return tax liability of such member for such taxable year or taxable years and (ii) the amount, if any, of the total reduction in consolidated tax liability for the then current and all prior taxable years of the group attributable to the common parent's utilization on behalf of the group of such loss item, credit, or deduction in determining the group's consolidated taxable income and consolidated tax liability for such taxable year or taxable years.

      d. If Section 5 (b) is applicable to a member or a former member, such member or former member will pay at the time and in the manner provided in Section 5 (f) an amount equal to the difference between
            (i) the separate return tax liability of such member for the taxable year or taxable years involved computed without regard to the loss or credit carryover or deduction referred to in Section 5 (b) above, minus the separate return tax liability of such member for such taxable year or taxable years and (ii) the amount, if any, equal to the total reduction in consolidated tax liability for the then current taxable year of the group attributable to the common parent's utilization on behalf of the group of such loss or credit carryover or deduction in determining the group's consolidated taxable income or consolidated tax liability for such taxable year or taxable years.

      e.    Any payment due from a member or former member pursuant to Section 5
            (c) will be made in the manner provided in Section 6 (a) by such member or former member. All payments will be made within 15 days of the date on which any such member or former member


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            receives written notice of the amount payable by such member or former member pursuant to this Section 5.

      f. Any payment due pursuant to Section 5 (d) from a member or former member will, in any case in which a member ceases to be a member of the group, be made within 15 days of the date on which the member or former member receives written notice of the amount payable by it pursuant to Section 5 (d), or, in any case in which a loss or credit carryover or deduction expires unused by made on or before the fifteenth day of the third month following the close of the taxable year in which the loss or credit carryover or deduction referred to in Section 5 (d), expires unused. Any payment due pursuant to this
            Section 5 (f) from a member or former member will be made by such member or former member in the manner provided in Section 6 (a).

      g. If a member at any time acquires the assets and properties of another member pursuant to a transaction to which Section 381 of the Code applies, the acquiring member will, from and after the date of such acquisition, be responsible for all of the undertakings and obligations of such other member hereunder and will, from and after such date, be entitled to receive any and all payments that such other member would be entitled to receive hereunder. Provided such other member ceases to exist solely as a result of such transaction, such event will not, except as expressly provided herein, in any way result in any acceleration of the time at which any payments hereunder are due to or from such other member, and, except as expressly provided herein to the contrary, all such payments will be made to or by the acquiring member at the same time or times that such payments would be payable to or by such other member had such other member continued to exist as a member hereunder.

6.    REMITTANCES BY AND TO MEMBERS

      a Until such time, if ever, as the common parent notifies each other member of the group in writing to the contrary, any and all payments that each such other member agrees to make hereunder will be made and remitted by each such member directly to the common parent. The common parent will be responsible for making all payments required to be made hereunder to members.

      b. Any payment required to be made pursuant to Section 6 (a) by a member or the common parent which is not made on or before the date on which such payment is due under the terms of this agreement will bear interest at the rate specified from time to time pursuant to
            Section 6621 (a) (2) of the Code, and any member to whom such payment is due will be entitled to receive interest computed at such rate upon the late payment of any such amount which is required at any time to be paid hereunder.

7. SUBSEQUENT ADJUSTMENTS-If any adjustment is made to any item of income, gain, loss, deduction, expense or credit of any member of the group for a taxable year during which such member is a member of the group by reason of the filing of an amended consolidated return, a claim for refund with respect to such taxable year or an audit with respect to such taxable year by the IRS, the amounts, if any, due to or from such member under this agreement will be


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      redetermined by taking into account any such adjustment. If, as a result of such redetermination, any amounts due to or from a member under this agreement differ from the amounts previously paid, then except as herein provided, payment of such difference will be made to such member or by such member in the manner provided in Section 6 (a) as follows: (a) in the case of an adjustment resulting in a credit or refund of tax, within ten calendar days of the date on which such refund or notice of such credit is received by the common parent or such member with respect to such adjustment, or (b) in the case of an adjustment resulting in the assessment of a deficiency in tax, within ten calendar days of the date on which such deficiency is paid. Any amounts due under this Section 7 will include any interest attributable thereto under Sections 6601 or 6611 of the Code and any penalties or additional amounts which may be imposed. Any amount due pursuant to this Section 7 from a former member will nevertheless be paid by such former member at the time indicated above and in the manner provided in Section 6 (a) unless the common parent has agreed in writing prior to the date on which any such payment would be due to release such former member from such obligation. In the event the redetermination referred to in this section results in a former member being entitled to receive a payment pursuant to this section, such former member will not be entitled to receive any amount pursuant to this Section 7 unless the common parent has agreed in writing prior to the date on which any such payment would be due to permit such former member to receive such payment.

8. CARRYBACKS FROM SEPARATE RETURN YEARS-If, for any taxable year in the future of a former member, such former member has a net operating loss, a net capital loss, or is entitled to credits against tax which such former member, under applicable provisions of the Code or the consolidated return regulations, may carry back to a taxable year or taxable years of the group during which such former member was a member of the group, the common parent will have the obligation to pay to such former member the amount of any refund or credit of federal income tax that the common parent may receive as a result of the carryback by such former member of any such losses or credits; provided, however, that such former member shall not be entitled to receive an amount which is in excess of that amount which otherwise would have been received had such former member filed a separate federal income tax return for such prior taxable year or taxable years.

9.    DETERMINATIONS AND COMPUTATIONS

      a. At the request of the common parent, all determinations and computations required to be made hereunder, including without limitation all computations of:

            i. consolidated taxable income and consolidated tax liability for each taxable year of the group and

            ii. the separate return tax liability for each such taxable year of each member will be reviewed by the independent public accountants regularly employed by the common parent at the time that any such determination or computation is made. The results of any such review by such independent public accountants will be binding and conclusive upon the parties hereto for all purposes hereof.

      b. The purpose of this agreement is to ascertain in a reasonable and equitable manner the income tax liability or refund of each member. If a fact pattern arises in the administration of this agreement which requires a calculation or determination that is not dealt with in the


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            specific provisions hereof, the independent public accountants regularly employed by the common parent will be responsible for performing such calculations or making such determinations. In making any such calculation or determination, such independent public accountants will attempt to follow as closely as possible the general concepts set forth in this agreement by analogizing to the specific provisions hereof. The results of any such determination or computation so made by such independent public accounts will be binding and conclusive upon each of the parties hereto for all purposes hereof.

      c. For each taxable year of the group, each member of the group will compute its separate return tax liability in the manner most beneficial to such member notwithstanding that, in connection with the preparation of the group's consolidated return for such taxable year, the common parent may make contrary tax elections, etc. with respect to items of income, gain, loss, expense, deduction, or credit incurred of such member for such taxable year in order to minimize the group's consolidated tax liability for such taxable year. All such elections, etc. will be binding for the separate return tax liability calculation of any member for such taxable year.

10.   PROCEDURAL MATTERS

      a. The common parent will be solely responsible for making any estimated or final payments to the IRS in satisfaction of the federal income tax liability (including additions to tax, penalties, and interest) of the group and each of its members for each taxable year of the group.

      b. The common parent will prepare and file, or will cause the independent public accountants that it regularly employs on behalf of the group to prepare and on its behalf file, the consolidated return and any other returns, documents or statements required to be filed with the IRS which pertain to the determination of the consolidated tax liability of the group for each taxable year of the group. In its sole and absolute discretion, the common parent will have the right with respect to any consolidated return that it or such independence public accountants has filed or will file: (i) to determine (A) the manner in which such consolidated return, as well as any other documents or statements incidental or related thereto, will be prepared and filed, including without limitation the manner in which any item of income, gain, loss, deduction, expense, or credit of any member will be reported therein or thereon, (B) whether any extensions with respect to any such consolidated return will be requested, and (C) the elections that will be made in any such consolidated return by any member; (ii) to contest, compromise, or settle any adjustment or deficiency proposed, asserted, or assessed as a result of any audit of such consolidated return by the IRS; (iii) to file an amended consolidated return and to prosecute, compromise or settle any claim for refund set forth therein; and
            (iv) to determine whether any refunds to which the group may be entitled will be paid by way of cash refund or credited against the consolidated tax liability of the group for any taxable year or taxable years of the group. Each member hereby irrevocably appoints the common parent as its agent and attorney-in-fact to take any action (including the execution of documents) as the common parent may deem appropriate to effect the foregoing.



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      c.    The common parent will prepare, or will cause the independent public accountants that it regularly employs on behalf of the group to prepare, on behalf of each member any and all Corporation Applications for Tentative Refund (Form 1139), Amended U.S. Corporation Income Tax Returns (Forms 1120X), or Claims for Refund (Form 843) that such member is eligible to file with the IRS with respect to any prior taxable year or taxable years of such member. The common parent will deliver, or will cause such independent public accountants to deliver, to such member any such completed form as soon as practicable after such form has been completed, and such member will, within ten days of receiving such form, sign such form and file the same with the appropriate office of the IRS If any such member fails to file any such form with the IRS within such 10-day period, such member will, as hereinafter provided, pay an amount equal to the amount of interest that such member would have received from the IRS had such member filed such form with the IRS within such 10-day period but which such member fails to receive as a consequence of its delinquency in the filing of such form; provided, however, that if any such delay in the filing of such form causes the claim for refund of tax made by such form to be disallowed by the IRS on the ground that the period of limitations prescribed in Section 6511 of the Code for claiming such refund has expired as of the date such form actually was filed with the IRS, such member will, in lieu of making the above-described payment, pay as hereinafter provided an amount equal to the sum of (i) the amount of the refund of tax claimed on such form, plus (ii) an amount equal to the amount of interest that such member would have received from the IRS had the claim for refund of tax evidenced by such form been allowed by the IRS on the day before the date on which the period of limitations for claiming such refund expired. Any payment due pursuant to this Section 10 (c) from a member will be made in the manner provided in Section 6 (a) within ten days of the date on which such member receives written notice from the common parent that such member is required to make a payment pursuant to this
            Section 10 (c). Any amount payable pursuant to this Section 10 (c) by a former member which, on the date on which any form referred to in this Section 10 (c) was delivered to such former member was a member of the group, will be paid by such former member at the time and in the manner indicated above unless the common parent has agreed in writing prior to the date on which such payment would be due to release such former member from the obligations imposed on it under this Section 10 (c).

      d.    Each member which at any time makes a determination pursuant to
            Section 3 (a) of its estimated separate return tax liability for any taxable year will, immediately after making any such determination, send a copy of such determination to the common parent and, at the request of the common parent, to the independent public accountants that it regularly employs on behalf of the group.

11. UTILIZATION OF MEMBER TAX ATTRIBUTES, ETC. IN DETERMINING CONSOLIDATED TAX LIABILITY-In determining the consolidated taxable income and consolidated tax liability and in preparing the consolidated return of the group for any taxable year of the group, the common parent will be entitled, and hereby is authorized, to utilize on behalf of the group all of the tax attributes and other items of income, gain, loss, deduction, expense, credit, etc. of each such member arising in such taxable year or which arose in another taxable year or taxable years (or other period or periods) and which properly may be carried back or carried forward to such


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      taxable year. The common parent on behalf of the group will be entitled to utilize each and all of such attributes and items of each member of the group, without regard to whether such attributes and items are concurrently being, have previously been, or may subsequently be utilized in determining for any taxable year or taxable years, in the case of any member, its separate return tax liability. Except as expressly provided for herein, no member of the group will in any manner be entitled to receive any form of compensation by reason of the common parent's utilization of such member's tax attributes and items of income, gain, loss, deduction, expense, credit, etc. on behalf of the group in determining for any taxable year or taxable years the group's consolidated taxable income and consolidated tax liability for such taxable year or taxable years, irrespective of which such member has or has not itself previously utilized, or is not itself concurrently utilizing, any of such attributes or items in determining for any taxable year or taxable years, its separate return tax liability. In the event any member ceases for any reason to be a member either (a) after any of its tax attributes or items of income, gain, loss, deduction, expense, credit, etc. have been utilized by the common parent on behalf of the group in determining the group's consolidated taxable income or consolidated tax liability for any taxable year or taxable years of the group or (b) during the taxable year of the group in which any of such attributes or items is being utilized by the common parent on behalf of the group to determine the group's consolidated taxable income or consolidated tax liability for such taxable year, but in either such case before such member has itself utilized such attribute or item (in whole or in part) in determining for any taxable year or taxable years, its separate return tax liability, the common parent, except as expressly provided for herein, will not in any such circumstance be obligated or required to compensate such member in any manner for any amount as a result of the occurrence of such event and the group's prior or concurrent utilization of such attribute or item, notwithstanding that no portion of such attribute or item may be apportioned to such member under the consolidated return regulations as a consequence of its ceasing to be a member of the group.

12. ADDITIONS BY NPC-If NPC will at any time organize or acquire any other corporation, provided that such corporation becomes a member of the group, the member of the group that organizes such corporation or consummates such acquisition will obtain the agreement of such newly organized or acquired corporation to join in this agreement and to be bound by all of the terms hereof and will cause such corporation to execute a written consent evidencing its agreement to join in this agreement and to be bound by the terms hereof. Each of the parties hereto, and each corporation that subsequently becomes a party to this agreement, consents to such corporation joining in this agreement.

13.   STATE INCOME/FRANCHISE AND LOCAL INCOME TAXES

      a. Each member agrees that upon the request of the common parent it will join with such other members as are designated by the common parent in any consolidated, combined, or unitary state or local income or franchise tax return or report for any taxable year.

      b. For any taxable year for which such a return is filed that includes a member, this agreement will be applied to all matters relating to the taxes relating to such return in a manner similar to and consistent with its application to federal income tax matters. Accordingly, a member generally will not be liable for any such taxes in an amount greater


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            than the amount that would be due (computed, to the extent possible, under the assumptions and principles set forth above) if such taxes were not computed on a consolidated, combined or unitary basis with any member of the group.

14. EFFECTIVE DATE-This agreement will be effective for all taxable years of the group beginning on or after the effective date.

15. AMENDMENT AND WAIVER-This agreement may be amended, modified, waived, discharged, or terminated only by an instrument in writing signed by each of the parties hereto.

16. SUCCESSORS AND ASSIGNS-This agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of each other party. In the absence of such prior written consent, any purported assignment or delegation of any right or obligation hereunder will be null and void.

17. RIGHTS OF THE PARTIES-Except as provided in Section 16, nothing expressed or implied in this agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this agreement or any transaction contemplated hereby.

18. EXPENSES-Except as otherwise provided in this agreement, each of the parties to this agreement will bear their own expenses incurred in connection with this agreement and the transactions contemplated hereby.

19. TITLES AND HEADINGS-Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this agreement.

20. ENTIRE AGREEMENT-This agreement, together with its attachment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements among the parties hereto with respect thereto except as expressly set forth herein.

21. SEVERABILITY-In case any provision contained in this agreement is invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

22. GOVERNING LAW-This agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

23. COUNTERPARTS-This agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original; such counterparts will together constitute but one agreement.





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IN WITNESS WHEREOF, the parties to this agreement have executed this agreement as of the date first above written.




                                     NATIONAL CITY CORPORATION


                                     /s/ Carlton E. Langer
                                     ----------------------------

                                     By: Carlton E. Langer
                                        -------------------------

                                     Its: Vice President
                                         ------------------------



                                     National Processing, Inc.


                                     /s/ Richard A. Alston
                                     -----------------------------
                                     Richard A. Alston
                                     Executive Vice President
                                     Finance and Corporate Development





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